Exhibit 99.1

Del Monte Foods Company	NEWS RELEASE
P.O. Box 193575
San Francisco, CA 94119-3575
DEL MONTE FOODS COMPANY REPORTS
FISCAL 2006 FOURTH QUARTER AND FULL YEAR RESULTS
Delivers Strong F06 Financial Performance;
Announces Transformation Plan and Increases Long-Term Growth Rate Targets

SAN FRANCISCO, June 22, 2006 — Del Monte Foods Company (NYSE: DLM):
Announcement Highlights
•	Delivered strong full-year financial results
o	Reported EPS of $0.83 and net sales growth of 3.4%.

o	As-adjusted EPS of $0.77 (excludes $0.05 gain from sale of divested private label soup and infant feeding businesses and $0.01 of other discontinued operations) within guidance range despite challenging cost environment. Net sales growth and cash flow exceeded guidance.

o	Top-line driven primarily by successful pricing actions and new product introductions.
•	Strategically positioned the Company for future growth
o	Took major steps to realign portfolio with agreements to acquire Meow Mix and Milk-Bone and with divestiture of soup and infant feeding businesses.

o	Successfully executed against each initiative outlined in strategic operating plan, Project Brand.
•	Transformation plan announced today is expected to further improve overall competitiveness, enhance performance and continue to move the Company toward the goal of creating a superior branded food company, focused on:
o	Streamlining the organization;

o	Strengthening systems and processes; and

o	Delivering scale efficiencies from the pet acquisitions.
•	Reflecting the above progress, the Company today is increasing its long-term growth rate targets (excluding transformation and integration expenses):
o	Net sales: 3%—5%

o	EPS: 7%—9%

Del Monte Foods Fourth Quarter Results
Del Monte Foods today reported net income for the fourth quarter of fiscal 2006 of $57.9 million, or $0.29 earnings per diluted share (“EPS”), compared to net income last year of $19.3 million, or $0.09 EPS. Results for fourth quarter fiscal 2006 included a $0.05 gain on the sale of the Company’s private label soup, infant feeding and food service soup businesses and $0.01 of earnings from other discontinued operations relating to a pet business sold in prior periods. Results for fourth quarter fiscal 2005 included $0.14 of refinancing, integration and Kal-Kan litigation-related expenses. Also included in the reported fourth quarter results for the fiscal 2006 and 2005 periods are earnings associated with the divested soup and infant feeding businesses of $0.02 and $0.01, respectively.
“Our fiscal year and fourth quarter 2006 results reflect positive business performance as well as the achievement of significant strategic accomplishments,” said Richard G. Wolford, Chairman and CEO of Del Monte Foods. “Our business performance delivered strong top and bottom line results. Pricing actions and new product introductions, both enabled by our strong brands, drove solid top-line growth. In addition, pricing and cost reduction actions fully covered inflationary and other operational costs in both the fourth quarter and the full year. These actions enabled the Company to meet bottom-line targets despite continued and significant inflationary cost pressures throughout the year.”
Mr. Wolford continued, “This financial performance was a direct result of the successful implementation of initiatives outlined in our strategic operating plan, Project Brand. These included execution of on-trend innovation, achievement of the $50 million cost reduction program, execution of a share buyback program and initiation of a quarterly dividend. Importantly however, we also accomplished a major strategic objective with our portfolio realignment. The announced acquisitions of Meow Mix and Milk-Bone and the sale of our soup and infant feeding businesses represent major steps in Del Monte’s strategic commitment to expand its portfolio of higher margin businesses in fast growing categories and create a more value-added, branded consumer packaged food company.”
Fourth Quarter Results — Continuing Operations
Net sales of $799.2 million compared to $774.4 million last year, an increase of 3.2%. Income from continuing operations, which excludes the soup and infant feeding businesses1, was $41.7 million, or $0.21 EPS, compared to $17.6 million, or $0.08 EPS in the previous year. Results for fourth quarter fiscal 2005 included $0.14 of refinancing, integration and Kal-Kan litigation-related expenses. The Company is reporting the soup and infant feeding businesses as discontinued operations due to its sale of the businesses in April 2006.

[1]	Reported diluted earnings per share includes both continuing operations and discontinued operations. In connection with the April 24, 2006 divestiture of the soup and infant feeding businesses, the operating results and the assets and liabilities related to such businesses have been classified as discontinued operations. Accordingly, income from continuing operations for all periods presented does not include the operating results of the divested soup and infant feeding businesses. The Company’s guidance for the quarter and the year had not assumed the divestiture of the soup and infant feeding businesses.

The increase in net sales was driven primarily by increased net pricing and growth from new and existing products. These gains were partially offset by volume loss associated with price increases (“elasticity”) which was within the range anticipated by the Company. The increase in EPS from continuing operations was driven primarily by the absence of prior year expenses, specifically refinancing, integration and Kal-Kan litigation-related expenses. In the fourth quarter, pricing, cost reduction actions and a change in estimate related to transportation-related costs, fully offset higher steel and other packaging, energy, logistics and other transportation-related costs. However, the Company also experienced higher marketing and overhead expenses.
Impact of Identified Items on Diluted Earnings Per Share

Fourth Quarter
2006

Diluted earnings per share, as reported (GAAP)	$0.29

Including:
Gain on the sale of the soup and infant feeding businesses	$0.05
Other discontinued operations relating to a pet business sold in prior periods	$0.01

Total impact of identified items — income/(expense)	$0.06

Diluted earnings per share, as-adjusted[2]	$0.23

Earnings associated with the soup and infant feeding businesses	$0.02

Diluted earnings per share — continuing operations, as reported (GAAP)	$0.21

Reportable Segments — Fourth Quarter Results
Consumer Products
For the fourth quarter, Consumer Products net sales were $573.4 million, an increase of 3.5% over net sales of $554.0 million in the prior year period. The increase was driven primarily by higher net pricing, as well as growth from new products, including Del Monte Fruit Naturals (three new flavors) and StarKist Tuna Fillets.
Consumer Products operating income increased 12.6% from $52.5 million in fourth quarter fiscal 2005 to $59.1 million in fourth quarter fiscal 2006. The increase reflected positive topline performance combined with cost reduction actions, offset in part by higher costs, including bonus accrual expenses and other G&A, steel and other packaging, energy, logistics and other transportation-related costs as well as fish costs. The quarter also benefited from the absence of prior year integration expense.

[2]	Company EPS guidance for Q4 F06 was $0.18—$0.23.

Pet Products
For the fourth quarter, Pet Products net sales were $225.8 million, an increase of 2.5% over net sales of $220.4 million in the prior year period. The increase was driven primarily by increased sales from new products in the dry dog and pet snacks categories.
Pet Products operating income decreased 4.2% from $42.9 million in fourth quarter fiscal 2005 to $41.1 million in fourth quarter fiscal 2006. Positive volume/mix from the topline combined with cost reduction actions were offset by increased inflationary and other operational cost increases, driven primarily by higher customer delivery costs. Operating income was further reduced by net unfavorable year-over-year comparison factors. Bonus accrual expenses and a timing shift in trade spending, combined with higher other G&A expenses in fiscal 2006, more than offset the positive impact of the absence of fiscal 2005 integration and Kal-Kan litigation-related expenses.
Del Monte Foods Fiscal 2006 Results
For fiscal 2006, the Company reported net income of $169.9 million, or $0.83 EPS compared to net income last year of $117.9 million, or $0.56 EPS. Results for fiscal 2006 included a $0.05 gain on the sale of the soup and infant feeding businesses and $0.01 of other discontinued operations. Results for fiscal 2005 included $0.19 of refinancing, integration and Kal-Kan litigation-related expenses. Also included in the reported results for fiscal 2006 and 2005 are earnings associated with the divested soup and infant feeding businesses of $0.10 and $0.08, respectively.
Full-Year Results — Continuing Operations
Net sales of $2,998.6 million compared to $2,899.3 million last year, an increase of 3.4%. Income from continuing operations, which excludes the soup and infant feeding businesses, was $137.0 million, or $0.67 EPS, compared to $100.6 million or $0.48 EPS in the previous year. Results for fiscal 2005 included $0.19 of refinancing, integration and Kal-Kan litigation-related expenses.
The increase in net sales was driven primarily by increased net pricing and growth from new products, partially offset by elasticity. The increase in EPS from continuing operations was driven primarily by solid top-line performance, the absence of certain prior year expenses, specifically refinancing, integration and Kal-Kan litigation-related expenses, the benefits of the share repurchase program and lower interest expense, partially offset by higher costs, including steel and other packaging, energy, logistics and other transportation-related costs and SG&A.

Impact of Identified Items on Diluted Earnings Per Share

Full Year
2006

Diluted earnings per share, as reported (GAAP)	$0.83

Including:
Gain on the sale of the soup and infant feeding businesses	$0.05
Other discontinued operations relating to a pet business sold in prior periods	$0.01

Total impact of identified items — income/(expense)	$0.06

Diluted earnings per share, as-adjusted[3]	$0.77

Earnings associated with the soup and infant feeding businesses	$0.10

Diluted earnings per share — continuing operations, as reported (GAAP)	$0.67

Project Brand Update
One year ago, Del Monte announced Project Brand, its strategic plan to enhance shareholder value by increasing the branded focus of its product portfolio and accelerating innovation-driven growth in higher margin categories. In fiscal 2006, the Company executed against each of the five key tenets of Project Brand, including:
•	M&A: In fiscal 2006, Del Monte made significant progress realigning its portfolio, and announced agreements to acquire Meow Mix and Milk-Bone and divested its off-strategy, lower margin soup and infant feeding businesses.

•	Portfolio Optimization: In addition to the acquisitions and divestiture, the Company improved its overall portfolio mix by expanding sales of its targeted higher margin, higher growth businesses by more than 10%. Including the divestiture, it also reduced SKUs by 39%, exceeding the Company’s Project Brand goal of 20% SKU reduction by fiscal 2008.

•	Innovation: Del Monte’s new product introductions were aligned with key consumer and pet trends in fiscal 2006. In Consumer Products, this included higher margin Del Monte Fruit Naturals and StarKist Tuna Fillets. In Pet Products, new product introductions included Kibbles ‘n Bits Homestyle Beef and Meaty Bone Denta-Delicious.

•	Cost Management: Del Monte delivered the $50 million in cost savings targeted for fiscal 2006 and remains on track to deliver $100 million total cost savings by the end of fiscal 2008.

•	Financial Flexibility: The Company executed a $125 million share repurchase and initiated its first dividend payout since the Company went public in 1999. Del Monte generated full

[3]	Company EPS guidance for F06 was $0.75—$0.80.

year fiscal 2006 cash flow[4] of $444 million, which includes $222 million of net proceeds related to the sale of the soup and infant feeding businesses (representing net proceeds of $265.7 million less $43.3 million of restricted cash related to mandatory debt repayments). The Company’s ongoing debt management strategy resulted in fiscal 2006 financial flexibility that enabled the acquisitions.
Transformation Plan
In addition, Del Monte today announced a transformation plan to further the Company’s progress against its strategic goal of becoming a more value-added, consumer packaged food company. The plan’s initiatives, which are focused on strengthening systems and processes, streamlining the organization and leveraging the scale efficiencies expected from the pet acquisitions, are anticipated to improve the competitiveness of the Company and enhance its overall performance.
As part of its plan, Del Monte will be focusing on the following initiatives:
•	Implementing supply chain efficiencies to improve order management, supply chain planning, execution and inventory reduction capabilities.

•	Optimizing the Company’s dry pet manufacturing matrix to fully leverage its larger, post-acquisition scale to significantly lower delivered costs.

•	Streamlining the organization by eliminating management layers in order to shorten lines of communication and accelerate decision-making, as well as to broaden responsibilities and expand opportunities so the Company can retain and attract top talent. Del Monte plans to reduce its SG&A headcount by more than 7%, with reductions in both Pittsburgh and San Francisco.

•	Implementing enhanced trade fund management capabilities by increasing and upgrading systems and processes used to fund and track promotions.

•	Enhancing systems and processes in the areas of marketing planning and budgeting, new product launch and consumer knowledge capture, thus improving the quality and speed-to-market of our marketing and new product innovation.
“This program continues our progress and strategic commitment towards the goal of transforming Del Monte into a superior U.S. retail branded food company,” said Mr. Wolford. “Streamlining our business and improving our systems and processes will make us more nimble, giving us the flexibility and speed we need to meet the needs of our customers and consumers. We also expect to significantly improve our dry pet manufacturing and distribution infrastructures, improving our margins. By continuing to improve our competitive capabilities through improved organizational effectiveness and speed of decision-making, as well as a reduction in operating costs, this transformation plan will significantly enhance our growth potential.”

[4]	Cash provided by operating activities, plus cash provided by investing activities. Company cash flow guidance for fiscal 2006 was $190 to $200 million, and did not assume proceeds from the sale of the soup and infant feeding businesses.

Del Monte expects to incur costs associated with these initiatives over the next two years of approximately $110 million in pre-tax costs, including $60 million in anticipated capital expenditures and $10 million of non-cash expenses.
In fiscal 2007, Del Monte is expected to incur transformation-related costs of $75 to $85 million in pre-tax costs, including $40 to $45 million in capital expenditures and $8 million of non-cash expenses. The plan is expected to result in pre-tax transformation-related expenses of $35 to $45 million (including the non-cash expenses mentioned above), or approximately $0.11 to $0.14 cents per share in fiscal 2007. These initiatives are expected to result in approximately $40 million in working capital improvements in fiscal 2007.
The Company expects to achieve a two year payback on its investment with an estimated after-tax rate-of-return of over 50%. The Company expects to start generating savings in fiscal 2007, and capture approximately $40 million of pre-tax savings in fiscal 2008 and approximately $50 million in fiscal 2009. Savings are incorporated in the fiscal 2007 guidance and long-term outlook, as outlined below.
Outlook
Long-Term Outlook (beyond fiscal 2007)
Based on the Company’s portfolio realignment, the strategic progress on its base business and the transformation plan announced today, Del Monte increased its long-term net sales growth rate target to 3% to 5% and its long-term EPS growth rate target to 7% to 9% (excluding transformation and integration expenses).
Mr. Wolford concluded, “The progress we achieved in fiscal 2006, including the announcements of Meow Mix and Milk-Bone, combined with our transformation program, are improving the overall financial and strategic outlook for Del Monte. Today, our leading brands are well positioned to capitalize on the primary consumer and pet trends driving the food industry. We are anticipating increased top and bottom-line momentum as a result. In fiscal 2008, the first year we realize the full impact of the acquisitions and the related synergies, we expect to be at the high-end of this increased range.”
Fiscal 2007
For fiscal 2007, the Company expects sales growth of 14% to 16% over fiscal 2006 net sales of $2,998.6 million. Net sales growth is expected to be driven primarily by the acquisitions of Meow Mix and Milk-Bone as well as from growth of the Company’s existing businesses consistent with prior years. During the fourth quarter, the Company announced additional pricing actions effective May 1, 2006 in both Consumer Products and Pet Products to combat the effect of continued higher inflationary costs.
Diluted EPS from continuing operations is expected to be $0.53 to $0.58 in fiscal 2007, including approximately $0.06 of integration expense and approximately $0.11 to $0.14 of transformation-related expenses. The Company reported $0.67 diluted EPS from continuing operations in fiscal 2006.

The Company expects cash provided by operating activities, less cash used in investing activities, to be approximately $150 to $170 million. This compares to $444 million in fiscal 2006, which included $222 million of net proceeds related to the sale of the soup and infant feeding businesses.
First Quarter Fiscal 2007
For the fiscal 2007 first quarter, the Company expects to deliver sales growth of approximately 2% to 4% over net sales of $617 million in the first quarter of fiscal 2006. Diluted EPS from continuing operations is expected to be approximately $(0.04) to $0.00, including $0.04 to $0.06 of transformation-related expenses, as compared to $0.06 in the first quarter of fiscal 2006. Guidance for the first quarter fiscal 2007 financial results includes approximately two months of earnings related to the acquisition of Meow Mix, which closed on May 19, 2006.
Factors Impacting Guidance

Fiscal 2007
	Full Year	First Quarter

F07 diluted EPS Guidance	$0.53 - $0.58	$(0.04) - $0.00
Includes:
F07 Integration expense	($0.06)	—
F07 Transformation-related expenses	($0.11) - ($0.14)	($0.04) - ($0.06)
Does not include:
F07 Purchase accounting impact	To be provided on	To be provided on
	Q1 F07 call	Q1 F07 call
Guidance does not reflect the impact from purchase accounting related to the announced acquisitions.
Webcast Information
Del Monte Foods will host a live audio webcast, accompanied by a slide presentation, to discuss its fiscal 2006 fourth quarter and year at 8:00 a.m. PT (11:00 a.m. ET) today. The webcast slide presentation and historical, quarterly and full year results as well as reconciliations of non-GAAP financial measures can be accessed at www.delmonte.com/Company/investors. The audio portion of the webcast may also be accessed during the call (listen-only mode) as follows: 1- 888-730-9136 (1-773-681-5870 outside the U.S. and Canada), verbal code: Del Monte Foods. The webcast and slide presentation will be available online following the presentation.
Del Monte Foods
Del Monte Foods is one of the country’s largest and most well known producers, distributors and marketers of premium quality, branded food and pet products for the U.S. retail market, generating approximately $3 billion in net sales in fiscal 2006. With a powerful portfolio of brands including Del Monte®, Contadina®, StarKist®, S&W®, College Inn®, 9Lives®, Kibbles ‘n Bits®, Meow Mix®, Pup-Peroni®, Snausages®, Pounce® and Meaty Bone®, Del Monte products are found in nine out of ten American households. The Company also produces, distributes and markets private label food and pet products. For more information on Del Monte Foods Company (NYSE:DLM), visit the Company’s website at www.delmonte.com.
Non-GAAP Financial Measures
Del Monte Foods Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). In this press release and the accompanying webcast, Del Monte is also providing certain non-GAAP financial measures. The non-GAAP EPS measures that the Company is using to compare fiscal 2006 results to its fiscal 2006 guidance (Q4 and full year) include earnings from the divested soup and infant feeding businesses, but exclude the gain recognized in connection with the sale of such businesses and the impact of other discontinued operations relating to a pet business sold in prior periods. Del Monte uses these presented non-GAAP financial measures internally to benchmark its performance against the guidance it provided for fiscal 2006, which had not assumed the disposition of the soup and infant feeding businesses, and believes this information is also helpful to investors. The Company cautions investors that the non-GAAP financial measures presented are intended to supplement the Company’s GAAP results and are not a substitute for such results. Additionally, the non-GAAP financial measures used by Del Monte may differ from non-GAAP measures used by other companies.
Forward-Looking Statements
This press release contains forward-looking statements conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include statements related to future financial operating results, the expected benefits and costs of the transformation plan, and future business plans, as well as the expected completion of the Milk-Bone acquisition.
Factors that could cause actual results to differ materially from those described in this press release include, among others: general economic and business conditions; failure to complete the Milk-Bone acquisition by the expected date, if at all; integration of the Meow Mix and Milk-Bone businesses; cost and availability of inputs, commodities, ingredients and other raw materials, including without limitation, energy, fuel, packaging, grains, meat by-products and tuna; logistics and other transportation-related costs; our debt levels and ability to service and reduce our debt; efforts and ability to increase prices and reduce costs; costs and results of efforts to improve the performance and market share of our businesses; reduced sales, disruptions, costs or other charges to earnings that may be generated by our strategic plan and transformation plan efforts; effectiveness of marketing, pricing and trade promotion programs; changing consumer and pet preferences; timely launch and market acceptance of new products; competition, including pricing and promotional spending levels by competitors; acquisitions, if any, including identification of appropriate targets and successful integration of any acquired business; product liability claims; weather conditions; crop yields; changes in U.S., foreign or local tax laws and effective rates; interest rate fluctuations; the loss of significant customers or a substantial reduction in orders from these customers or the bankruptcy of any such customer; changes in business strategy or development plans; availability, terms and deployment of capital; dependence on co-packers, some of whom may be competitors or sole-source suppliers; changes in, or the failure or inability to comply with, U.S., foreign and local governmental regulations; litigation; industry trends, including changes in buying, inventory and other business practices by customers; public safety and health issues; and other factors.
These factors and other risks and uncertainties are described in more detail, from time to time, in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake to update any of these statements in light of new information or future events.
Our declaration of future dividends, if any, is subject to final determination of our Board of Directors each quarter after its review of our then-current strategy, applicable debt covenants, and financial performance and position.

Del Monte Foods Company — Selected Financial Information
Net Sales by Segment
(In millions)

	Three Months Ended		Fiscal Year Ended
	April 30,	May 1,	April 30,	May 1,
Net Sales:	2006	2005	2006	2005
Consumer Products	$573.4	$554.0	$2,142.3	$2,059.4
Pet Products	225.8	220.4	856.3	839.9

Total company	$799.2	$774.4	$2,998.6	$2,899.3

Operating Income by Segment
(In millions)

	Three Months Ended		Fiscal Year Ended
	April 30,	May 1,	April 30,	May 1,
Operating Income:	2006	2005	2006	2005
Consumer Products	$59.1	$52.5	$212.4	$212.1
Pet Products	41.1	42.9	141.8	126.4
Corporate (a)	(13.3)	(13.4)	(49.4)	(44.2)

Total company	$86.9	$82.0	$304.8	$294.3

(a)	Corporate represents expenses not directly attributable to reportable segments.

Selected Balance Sheet Data
(In millions)

	As of
	April 30,	May 1,
	2006	2005
Cash and cash equivalents	$459.9	$145.9
Restricted cash	43.3	—
Trade accounts receivable, net of allowance	237.8	212.6
Inventories	764.2	760.0
Assets of discontinued operations	—	254.7
Total assets	3,622.9	3,530.6
Accounts payable and accrued expenses	450.9	384.5
Liabilities of discontinued operations	—	39.2
Short-term borrowings	1.7	1.0
Long-term debt, including current portion	1,301.1	1,302.7
Stockholders’ equity	1,314.0	1,260.6
Selected Cash Flow Data
(In millions)

	Fiscal Year Ended
	April 30,		May 1,
	2006		2005
Net cash provided by operating activities	$261.2		$273.3
Net cash provided by (used in) investing activities	182.4	(1)	(71.8)

Total	443.6		201.5
Net cash used in financing activities	(129.0)		(92.6)
Depreciation and amortization (2)	92.0		91.0

(1)	Includes cash flows from the sale of the soup and infant feeding businesses representing net proceeds of $265.7 million less $43.3 million related to mandatory debt prepayments.

(2)	Includes approximately $10 million and $12 million of depreciation expense related to the soup and infant feeding businesses for fiscal 2006 and fiscal 2005, respectively.
Other Financial Data
(In millions, except per share data)

	As of
	April 30,	May 1,
	2006	2005
Short-term borrowings	$1.7	$1.0
Current portion of long-term debt	58.6	1.7
Long-term debt (excluding current portion)	1,242.5	1,301.0

Total Debt	1,302.8	1,303.7

Cash, cash equivalents and restricted cash	503.2	145.9

Total Debt Net of Cash and Restricted Cash	$799.6	$1,157.8

DEL MONTE FOODS COMPANY
Consolidated Statements of Income
(In millions, except share and per share data)

	Three Months Ended		Fiscal Year Ended
	April 30,	May 1,	April 30,	May 1,
	2006	2005	2006	2005

Net sales	$799.2	$774.4	$2,998.6	$2,899.3
Cost of products sold	595.3	583.1	2,213.9	2,155.5

Gross profit	203.9	191.3	784.7	743.8
Selling, general and administrative expense	117.0	109.3	479.9	449.5

Operating income	86.9	82.0	304.8	294.3
Interest expense	21.4	54.4	88.2	130.8
Other expense	0.1	0.2	1.1	2.8

Income from continuing operations before income taxes	65.4	27.4	215.5	160.7
Provision for income taxes	23.7	9.8	78.5	60.1

Income from continuing operations	41.7	17.6	137.0	100.6
Income from discontinued operations before income taxes	23.9	2.8	51.0	28.4
Provision for income taxes	7.7	1.1	18.1	11.1

Income from discontinued operations	16.2	1.7	32.9	17.3

Net income	$57.9	$19.3	$169.9	$117.9

Earnings per common share (EPS)
Basic:
Basic Average Shares	199,953,333	211,231,379	201,747,249	210,554,838
EPS — Continuing Operations	$0.21	$0.08	$0.68	$0.48
EPS — Discontinued Operations	0.08	0.01	0.16	0.08

EPS — Total	$0.29	$0.09	$0.84	$0.56

Diluted:
Diluted Average Shares	202,901,190	212,948,929	204,192,309	212,355,623
EPS — Continuing Operations	$0.21	$0.08	$0.67	$0.48
EPS — Discontinued Operations	0.08	0.01	0.16	0.08

EPS — Total	$0.29	$0.09	$0.83	$0.56

CONTACTS:

Media	Analysts
Brandy Bergman/Robin Weinberg	Jennifer Garrison
Citigate Sard Verbinnen	Del Monte Foods
(212) 687-8080	(415) 247-3382
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